Exhibit 10.19
201 Fuller Road, 6th Floor Albany, NY 12203 Tel 518.810.0700 commercehub.com

May 1, 2016

Michael Trimarchi
8 Harvest Lane
Wilton NY 12831

Dear Michael:

It is with great pleasure that I invite you to join Commerce Technologies, Inc. (“CommerceHub” or the “Company”). This letter amends and restates the previously executed letter dated April 13, 2016 regarding this offer of employment.

Start Date: May 16, 2016

Title: Chief Accounting Officer

Reporting to: You will report directly to the Company's Chief Executive Officer until such time as the Chief Executive Officer reassigns your role to report to the Chief Financial Officer.

Duties: You shall have such responsibilities and duties as your manager may assign from time to time, including management and oversight of the Company’s Financial Planning and Analysis activities.

Office Location: Albany, NY

Base Salary: Your annual base salary will be $300,000.00. The company pay cycle is twice monthly; therefore you will be paid $12,500.00 semi-monthly.

Bonus: Your annual bonus target for 100% achievement of your performance goals for each year will be equivalent to 60% of your salary, however each year’s bonus is also contingent on the Company’s Board of Directors approval of a bonus pool with respect to such year. Please note that you must be hired prior to September 30th to be eligible for such bonus, and any hire date after January 1st of a given year will be prorated based on date of hire.

Signing Bonus: In addition, you will be eligible to receive the following one-time bonus payments: (1) an initial signing bonus in the amount of $35,000 (less applicable taxes and payroll deductions) payable with the first payroll following your start date, and (2) a second signing bonus in the amount of 35,000 (less applicable taxes and payroll deductions) payable with the first payroll following completion of the initial Company earnings call following completion of the spin-off transaction. Each of the foregoing signing bonus payments is contingent on your remaining employed by the Company through the applicable payment date.

Stock Appreciation Rights: You have been selected to participate in Commerce Technologies, Inc. Stock Appreciation Rights Plan (the “SAR Plan”). Pursuant to the Plan and subject to the approval of the Company’s Board of Directors, you will be granted stock appreciation rights (“SARs”) representing the right to receive the “spread” between the fair market value of common stock shares of Commerce Technologies, Inc. on the date you are awarded stock appreciation rights, and the fair market value of that stock on the date of exercise, each as determined by the Board, with respect to shares of Commerce Technologies, Inc. common stock as follows:

1.
A grant of SARs (or similar equity-based incentive as described below) with a Black-Scholes value of $500,000, which vests annually in 4 equal installments on each anniversary of the grant date over the 4-year period following the grant; and

2.	A performance-based grant of SARs (or similar equity-based incentive as described below) with a Black-Scholes value of $100,000, which vests upon your successful achievement of the first year-end independent financial audit with respect to which the Company’s independent registered public accounting firm conducting such audit has confirmed that CommerceHub (including its publicly traded parent following the spin-off transaction) has (a) reviewed, documented and tested its internal control over financial reporting, and (b) resolved and remediated the previously identified material weakness in the Company’s (including its publicly traded parent following the spin-off transaction) internal control over financial reporting relating to the processes and controls to properly identify and account for transactions of a complex and non-routine nature.

It is possible that the SAR Plan will be replaced by a successor plan soon after your start date, in which case, subject to Board approval, you may instead be granted a substantially equivalent equity incentive (which may be in the form of stock options or other equity incentive award in lieu of SARs) with respect to common stock shares in Commerce Technologies, Inc., or if the Company’s previously announced plans to complete a spin-off are completed, shares in the newly formed public company.

Change of Control Vesting and Severance: Your equity incentive agreement will provide, among other things, that if the Company terminates your employment other than for Cause (as defined below) during the 6-month period following the consummation of a Change of Control (as defined below) resulting from a sale of all or substantially all of the Company’s business (by stock sale, asset sale or merger) to a third-party acquirer, other than an Exempt Holder (as defined below), the SARs (or replacement equity incentive) granted to you in connection with this offer of employment that are unvested as of the date of such termination of employment will automatically become fully vested, subject to the terms and conditions of such equity incentive agreement and the applicable plan documents governing such equity incentive.

Additionally, if the Company terminates your employment other than for Cause (as defined below) during the 6-month period following the consummation of a Change of Control (as defined below) resulting from a sale of all or substantially all of the Company’s business (by stock sale, asset sale or merger) to a third-party acquirer, other than an Exempt Holder (as defined below), the Company will pay you a lump-sum severance amount equal to the net present value of your then-current annual base salary in effect as of the date of termination (discounted using the applicable Federal Rate for short-term obligations for the month in which the termination occurs), provided, however that any such severance payments shall be conditioned on your executing and delivering to the Company a general release of claims in form and substance satisfactory to the Company.

“Exempt Holder” is any direct or indirect beneficial equity holder (or family members of beneficial holders that are individuals) of the Company or any of its direct or indirect parent entities which holder is also a director or officer of the Company or any of its direct or indirect parent entities.

“Change of Control” means any transaction in which the Company’s Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the holders of the Company’s common stock immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, or (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.  For avoidance of doubt, a public offering of the Company’s (or any of its affiliate’s) securities (including the currently contemplated spin-off transaction and/or any other distribution of securities to the current shareholders of the Company’s publicly traded parent company) and any corporate restructuring activities undertaken in connection with any such public offering shall not, in and of itself, constitute a Change of Control resulting from a sale of the Company’s business for purposes of this provision.

As used in this letter, “cause” means: (a) your continuing failure to substantially perform your duties with the Company after notice is provided, (b) commission of a felony or any act of fraud or act or omission involving dishonesty or material disloyalty with respect to the Company or any of its customers or suppliers or other material business relations, (c) conduct tending to bring the Company into substantial public disgrace or disrepute, (d) your gross negligence or willful misconduct, or (e) your material breach of any agreement between you and the Company.

Time Off: Subject to CommerceHub’s PTO policies then in effect, you will be provided 20 days of paid time off (PTO) annually, which currently accrues semi-monthly with each pay period. The company also provides 6 paid holidays, plus two floating holidays annually. Additionally, if hired prior to September 30th, you will be provided a volunteer day (8 hours, to be used in a full day increment).

Benefits: CTI offers flexible and comprehensive benefits which will be reviewed with you upon your first day of employment.

401K Plan: CTI has established a 401k plan and currently provides matching contributions equal to $1.00 for each $1.00 you contribute to the plan each payroll period up to the first 6% of your eligible compensation for such payroll period. You will receive additional information about the program following your start date.

Conditions of Employment: This letter is not intended as a guarantee of employment or benefits for any period, but rather is an understanding as to the compensation and other benefits you will initially receive from CommerceHub.

This offer of employment is contingent upon you signing the letter indicating your acceptance of the above terms as well as satisfactory completion of references and background investigation. You will be required to review and sign CommerceHub’s standard Confidential Information and Non-Compete Agreement (the “Employee Agreement”), which will be provided to you on your first day of employment. The terms and conditions of this Employee Agreement will apply, regardless of any change in the nature of your duties, compensation or employment with any entity related to CommerceHub.

Your employment with CommerceHub will be considered at all times to be on an “at-will” basis. This means either you or CommerceHub may terminate your employment at any time, with or without notice, and for any or no reason. CommerceHub may modify its policies and practices, including the compensation and benefits it provides from time to time as it deems necessary. However, the at-will nature of your employment may be modified only by a written agreement signed by both you and CommerceHub. It is also essential that you identify immediately in writing any circumstances or agreements with prior employers – including, for example, non-compete agreements which might interfere or limit your ability to work at CommerceHub and to perform fully your duties and responsibilities.

Lastly, your employment is contingent upon your compliance with the US immigration law. The law requires you to complete the US Government Employment Eligibility Verification Form (I-9), and to provide on your first day of employment documents that verify your identity and employment eligibility.

We are excited for you to join our team! Should you have any questions, please do not hesitate to contact me directly.

Sincerely,

/S/ FRANK POORE
Frank Poore – Founder & CEO
Commerce Technologies, Inc.
“CommerceHub”
I acknowledge and accept this offer of employment with Commerce Technologies, Inc.

/S/ MICHAEL TRIMARCHI                     5/02/16
Michael Trimarchi                        Date